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Exhibit 21

LIST OF SUBSIDIARIES
OF
FURNITURE BRANDS INTERNATIONAL, INC.

Name of Subsidiary	Jurisdiction of Incorporation
Action Transport, Inc.	Delaware
Broyhill Furniture Industries, Inc.	North Carolina
Broyhill Home Furnishings, Inc.	Delaware
Broyhill Retail, Inc.	Delaware
Broyhill Transport, Inc.	North Carolina
Decorative Hardware Solutions (L) Bhd.	Malaysia
Fayette Enterprises, Inc.	Mississippi
HDM Furniture Industries, Inc.	Delaware
HDM Transport, Inc.	North Carolina
HDM Retail, Inc.	Delaware
Henredon Designer Showrooms, Inc.	Delaware
Hickory Business Furniture, Inc.	North Carolina
Lane Furniture Industries, Inc.	Mississippi
Lane Home Furnishings Retail, Inc.	Delaware
Laneventure, Inc.	Delaware
Maitland-Smith Asia Holdings Limited	Vanuatu
Maitland-Smith Cebu, Inc.	Philippines
Maitland-Smith Furniture Industries, Inc.	Delaware
Maitland-Smith Limited	Hong Kong
P.T. Maitland-Smith Indonesia	Indonesia
Maitland-Smith Export (L) Bhd.	Malaysia
The Lane Company, Incorporated	Virginia
Thomasville Furniture Industries, Inc.	Delaware
Thomasville Home Furnishings, Inc.	Delaware
Thomasville Retail, Inc.	Virginia

        Lane Furniture Industries, Inc. also does business as Laneventure.

        Thomasville Furniture Industries, Inc. also does business as HBF, Founders, Creative Interiors and Vignettes. HDM Furniture Industries, Inc. also does business as Hickory Chair Company and The Pearson Company.

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  Exhibit 21
LIST OF SUBSIDIARIES OF FURNITURE BRANDS INTERNATIONAL, INC.